Exhibit 10.2

WAIVER AND FIRST AMENDMENT

This WAIVER AND FIRST AMENDMENT, dated as of July 11, 2011 (this “Waiver and First Amendment”), is entered into among CBay Inc., a Delaware corporation (“CBay”), MedQuist Inc., a New Jersey corporation (“MedQuist”), MedQuist Transcriptions, Ltd., a New Jersey corporation (“MedQuist Transcriptions”, and together with CBay and MedQuist, the “Issuers”), MedQuist Holdings Inc., a Delaware corporation (“Holdings”), MedQuist, as Issuer Representative, BlackRock Kelso Capital Corporation (“BKC”), PennantPark Investment Corporation (“Pennant”), Citibank, N.A. (“Citibank”), and THL Credit, Inc. (“THL” and together with BKC, Pennant, Citibank and the other Purchasers from time to time parties hereto, collectively, the “Purchasers”).

WHEREAS, the Issuers, Holdings and the Purchasers are party to that certain Senior Subordinated Note Purchase Agreement, dated as of September 30, 2010 (the “Note Purchase Agreement”; all capitalized terms defined in the Note Purchase Agreement and not otherwise defined herein to have the meanings assigned thereto in the Note Purchase Agreement);

WHEREAS, the Issuers and Holdings have requested that the Purchasers amend certain reporting covenants set forth in Section 6.1 of the Note Purchase Agreement;

WHEREAS, Holdings intends to consummate the proposed acquisition of Multimodal Technologies, Inc. on the terms described in Annex A hereto (the “Project Miami Acquisition”);

WHEREAS, the Note Purchase Agreement contains certain restrictions with respect to Permitted Acquisitions;

WHEREAS, the Issuers and Holdings have requested that the Purchasers waive such restrictions with respect to Permitted Acquisitions to permit the Project Miami Acquisition as a Permitted Acquisition; and

WHEREAS, subject to the terms and conditions hereof, the Purchasers are willing to waive certain restrictions on Permitted Acquisitions to permit the Project Miami Acquisition as a Permitted Acquisition and to make amendments to the Note Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.

AMENDMENT

Section 1.1. Subject to the fulfillment of the conditions set forth in Section 4.1 below, the Note Purchase Agreement is hereby amended, as of the Effective Date, as follows:

(a) The definitions of each of “Discounted Value”, “Remaining Scheduled Payments” and “Reinvestment Yield” set forth in the Note Purchase Agreement are deleted in their entireties;

(b) The definition of “Called Notes” set forth in the Note Purchase Agreement is amended and restated in its entirety as follows:

““Called Notes” means the principal amount of the Notes that is to be prepaid at a voluntary redemption date occurring during the No Call Period pursuant to Section 2.6(b)(iii).”

(c) The definition of “Make-Whole Amount” set forth in the Note Purchase Agreement is amended and restated in its entirety as follows:

““Make-Whole Amount” means, with respect to any redemption or prepayment of Called Notes during the No Call Period, an amount equal to (a) the excess, if any, of the present value as of the date of such redemption or prepayment of (i) 107% of such Called Notes, plus (ii) all required interest payments at the Cash Rate due on such Called Notes though the end of the No Call Period (excluding accrued but unpaid interest through the redemption date), computed using a discount rate equal to the Treasury Rate at such redemption or prepayment date, plus 50 basis points over (b) such Called Notes; provided that the Make-Whole Amount may in no event be less than zero.”

(d) The following definition is inserted in the appropriate alphabetical order in Section 1.1 of the Note Purchase Agreement:

““No Call Period” means the period prior to the start of the twenty-fifth month following the Funding Date.”

(e) The following definition is inserted in the appropriate alphabetical order in Section 1.1 of the Note Purchase Agreement:

““Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption or prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption or prepayment date to the end of the No Call Period; provided, however, that if the period from the redemption or prepayment date to the end of the No Call Period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption or prepayment date to the end of the No Call Period is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.”

(f) Section 2.6(b) of the Note Purchase Agreement is amended and restated in its entirety as follows:

“(b) Prepayments.

(i) The Issuers may, at any time following the No Call Period, redeem the Notes in whole or in part (and if in part shall be in an aggregate amount that is an integral multiple of $1,000,000) at the following redemption prices (expressed as a percentage of the then outstanding principal balance of the Notes to be repaid) (the “Redemption Price”), plus accrued and unpaid interest (including PIK Interest) through the date of redemption:

Months after the Funding Date	Redemption Price
25-36	107.0%
37-48	103.0%
49-60	101.0%
Thereafter	100.0%

(ii) If the Issuers elect to make any permitted redemption of the Notes pursuant to this Section 2.6(b), the Issuer Representative shall give notice of such redemption to each Purchaser not less than five (5) Business Days and not more than 60 days prior to the date such redemption is to be made, specifying (i) the date on which such prepayment is to be made and (ii) the amount of such prepayment. Subject to Section 2.6(b)(iii), the aggregate principal amount of the Notes so specified to be prepaid, together with accrued interest thereon (including any interest payable in kind), shall be due and payable on the prepayment date set forth in such notice; provided, however, that such notice may provide that such prepayment is contingent upon the consummation of a related financing or acquisition transaction, in which case such Notes shall not be due and payable if such transaction is not consummated.

(iii) During the No Call Period, upon notice given as provided in Section 2.6(b)(ii), the Issuers, at their option, may prepay all or any part of the principal amount of the Notes (and if in part shall be in an aggregate amount that is an integral multiple of $1,000,000), together with accrued but unpaid interest on the principal amount being prepaid to the date of such prepayment, plus the Make-Whole Amount.

(iv) If as a result of an Event of Default or otherwise, the Notes are caused to be repaid prior to the Maturity Date other than in accordance with an accepted Redemption Offer pursuant to Section 2.6(c), then the Obligations shall be repaid taking into consideration the Make-Whole Amount or at the Redemption Price applicable at the time such Event of Default first occurred.”

(g) Section 6.1(a) of the Note Purchase Agreement is amended and restated in its entirety as follows:

“(a) Monthly Reports. Within 30 days after the end of each month (other than each month corresponding with the end of a Fiscal Quarter, in which case, within 45 days of the end of each such month), the internal Consolidated unaudited balance sheet of each of MedQuist and CBay as of the close of such fiscal month and related Consolidated statements of income and cash flow for such fiscal month and that portion of the Fiscal Year ending as of the close of such fiscal month, setting forth in comparative form the figures for the corresponding period in the prior Fiscal Year (after the first anniversary of the Closing Date) prepared for management and consistent with past practice.”

(h) Section 6.1(b) of the Note Purchase Agreement is amended and restated in its entirety as follows:

“(b) Quarterly Reports. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (except with respect to the Fiscal Quarter corresponding with the end of each Fiscal Year, in which case, within 90 days of the end of such Fiscal Quarter) (i) ending before the MedQuist Consolidation Date, the Consolidated unaudited balance sheet of Holdings, the Consolidated unaudited balance sheet of MedQuist and all eliminations necessary to reconcile such balance sheets and (ii) ending on or after the MedQuist Consolidation Date, the Consolidated unaudited balance sheet of Holdings, in each case as of the close of such Fiscal Quarter, and including related Consolidated statements of income and cash flow for such Fiscal Quarter and that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, setting forth in comparative form (x) the figures for the corresponding period in the prior Fiscal Year (after the first anniversary of the Closing Date) and (y) the figures for the corresponding period set forth in the most recent corresponding Projections received by the Purchasers pursuant to Section 6.1(f), in each case certified by a Responsible Officer of the Issuer Representative as fairly presenting in all material respects the Consolidated financial position, results of operations and cash flow of Holdings and/or MedQuist, as applicable, as at the dates indicated and for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).”

(i) Section 8.1(n) of the Note Purchase Agreement is amended and restated in its entirety as follows:

“(n) to the extent constituting Indebtedness (i) any earn-out or similar obligation of any Group Member incurred in connection with a Permitted Acquisition and (ii) any Group Member’s deferred cash purchase consideration arising in connection with the Project Miami Acquisition (as defined in the Waiver and First

Amendment to this Agreement, dated as of July 11, 2011) in a principal amount not to exceed $30,000,000;”.

SECTION 2.

WAIVER OF PERMITTED ACQUISTIONS RESTRICTIONS

Section 2.1. Subject to the fulfillment of the conditions set forth in Section 4.1 below, the Purchasers hereby (a) agree to waive, solely with respect to the Project Miami Acquisition, each of the limits on aggregate amounts payable set forth in clause (a) of the definition of “Permitted Acquisition” under the Note Purchase Agreement; provided that (A) with respect to clause (a)(ii) immediately after the consummation of the Project Miami Acquisition actual Additional Available Cash shall be reduced to zero and (B) with respect to clauses (a)(i) and (a)(iii) any amounts payable with respect to the Project Miami Acquisition shall not reduce the dollar limits with respect to future Permitted Acquisitions; provided, further that (1) to the extent each other requirement of the definition of “Permitted Acquisition” under the Note Purchase Agreement is satisfied with respect to the Project Miami Acquisition, the Project Miami Acquisition shall be a Permitted Acquisition, (2) the Project Miami Acquisition shall not be funded with the proceeds of any Loans or with more than $60,000,000 in cash and Cash Equivalents from the Group Members’ balance sheets and (3) the restructuring and acquisition expenses incurred in connection with the Project Miami Acquisition that may be added back to Consolidated EBITDA pursuant to clause (b)(x) of the definition thereof as set forth in the Note Purchase Agreement shall be capped at $10,000,000.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

Section 3.1. The Issuers and Holdings hereby represent and warrant that: (a) the representations and warranties contained in the Note Purchase Agreement are true and correct on the date hereof with the same effect as though such representations and warranties had been made on the date hereof, except to the extent such representations expressly relate to an earlier, specific calendar date and then only to the extent that such representations and warranties were represented and/or warranted in the Note Purchase Agreement to be true and correct on such earlier date; (b) no Default or Event of Default has occurred or is continuing; and (c) the execution, delivery and performance of this Waiver and First Amendment: (i) has been duly authorized by all necessary corporate action, (ii) will not violate any applicable material Requirement of Law in any material respect or their Constituent Documents and (iii) will not be in conflict with or result in a breach under any material Contractual Obligation of any Group Member other than those that would not, in the aggregate, have a Material Adverse Effect.

SECTION 4.

CONDITIONS TO EFFECTIVENESS

Section 4.1. The amendments set forth in Section 1 and the waiver set forth in Section 2 shall become effective at the time the following conditions are satisfied to the Purchasers’ satisfaction (the date of satisfaction of such conditions, the “Effective Date”):

(a) The Purchasers shall have received one or more counterparts of this Waiver and First Amendment executed and delivered by each of the Issuers and Holdings;

(b) After giving effect to this Waiver and First Amendment, no Default or Event of Default shall have occurred and be continuing as of the date of this Amendment;

(c) The representations and warranties of Issuers and Holdings contained in this Waiver and First Amendment shall be true and correct in all material respects on and as of the Effective Date.

(d) The Issuers and Holdings shall have entered into an agreement with the Senior Lenders pursuant to which (i) Section 6.01(a) of the Senior Credit Agreement is amended in a manner consistent with Section 1.1 hereof, (ii) the Senior Lenders waive the restrictions set forth in clause (a) of the definition of “Permitted Acquisition” in the Senior Credit Agreement so as to permit the Project Miami Acquisition and (iii) the Senior Lenders consent to the payment of the Amendment Fee and the Waiver Fee to Purchasers as set forth herein.

(e) The Issuers shall have paid to each Purchaser a non-refundable amendment fee in cash in an amount equal to 25 basis points multiplied by the outstanding amount of such Purchaser’s Note which shall be fully earned on the Effective Date (the “Amendment Fee”).

SECTION 5.

PROJECT MIAMI ACQUISITION

Section 5.1. Upon the consummation of the Project Miami Acquisition, automatically, without further demand or action:

(a) The Issuers shall pay to each Purchaser a non-refundable waiver fee in cash in an amount equal to 50 basis points multiplied by the outstanding amount of such Purchaser’s Note which shall be fully earned and due and payable on the consummation of the Project Miami Acquisition (the “Waiver Fee”).

(b) The definition of “No Call Period” shall be amended and restated in its entirety as follows:

““No Call Period” means the period prior to the start of the thirty-first month following the Funding Date.”

(c) The table set forth in Section 2.6(b)(i) of the Note Purchase Agreement shall be amended and restated in its entirety as follows:

Months after the Funding Date	Redemption Price
31-42	107.0%
43-54	103.0%
55-66	101.0%
Thereafter	100.0%

SECTION 6.

MISCELLANEOUS

Section 6.1. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Note Documents shall remain in full force and effect in accordance with their respective terms. The amendments and waiver set forth herein shall be limited precisely as provided for herein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any term or provision of the Note Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of the Issuers or Holdings requiring the consent of the Purchasers except to the extent specifically provided for herein. The Purchasers have not and shall not be deemed to have waived any of their respective rights and remedies against the Issuers or Holdings for any existing or future Defaults or Event of Default.

Section 6.2. The Issuers agree to pay on demand all reasonable and documented costs and expenses of or incurred by the Purchasers in connection with the negotiation, preparation, execution and delivery of this Waiver and First Amendment, including the reasonable and documented fees and expenses of transaction counsel for the Purchasers.

Section 6.3. This Waiver and First Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Waiver and First Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Waiver and First Amendment by telecopy shall be effective as an original. This Waiver and First Amendment shall be governed by the internal laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Waiver and First Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CBAY INC., as Issuer

By:	/s/ Kashyap Joshi
Name: Kashyap Joshi
Title: Vice President, Finance

MEDQUIST INC., as Issuer

By:	/s/ Mark R. Sullivan
Name: Mark R. Sullivan
Title: General Counsel & Chief Compliance
Officer

MEDQUIST TRANSCRIPTIONS, LTD., as Issuer

By:	/s/ Mark R. Sullivan
Name: Mark R. Sullivan
Title: General Counsel & Chief Compliance
Officer

MEDQUIST HOLDINGS INC., as Holdings

By:	/s/ Mark R. Sullivan
Name: Mark R. Sullivan
Title: General Counsel & Chief Compliance
Officer

[Signature Page to Waiver and First Amendment]

PURCHASERS:

BLACKROCK KELSO CAPITAL CORPORATION, By: BLACKROCK KELSO CAPITAL ADVISORS LLC, its Investment Manager, as Purchaser

By:	/s/ Michael B. Lazar
Name: Michael B. Lazar
Title: Chief Operating Officer

[Signature Page to Waiver and First Amendment]

PENNNANTPARK INVESTMENT CORPORATION, as Purchaser

By:	/s/ Arthur Penn
Name: Arthur Penn
Title: CEO

[Signature Page to Waiver and First Amendment]

CITIBANK, N.A., as Purchaser

By:	/s/ Michael P. Girondo
Name: Michael P. Girondo
Title: Vice President

[Signature Page to Waiver and First Amendment]

THL CREDIT, INC., as Purchaser

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: Managing Director

[Signature Page to Waiver and First Amendment]

The Senior Agent acknowledges and agrees that notwithstanding the restrictions on Distributions with respect to the Subordinated Debt set forth in the Subordination Agreement, the Issuers may pay and the Purchasers may retain the Amendment Fee and the Waiver Fee for their own benefit.

GENERAL ELECTRIC CAPITAL CORPORATION, as Senior Agent

By:	/s/ Kevin Blitz
Name: Kevin Blitz
Title: Duly Authorized Signatory

[Signature Page to Waiver and First Amendment]

ANNEX A

Project Miami Acquisition

MedQuist Holdings Inc. (“Holdings”), Miami Acquisition Corporation, a direct wholly owned subsidiary of Holdings (“Sub I”), Miami Acquisition LLC, a direct wholly owned subsidiary of Holdings (“Sub II”), Multimodal Technologies, Inc. (“Multimodal”) and Michael Finke, as the representative of Multimodal’s shareholders, intend to enter into an Agreement and Plan of Merger and Reorganization pursuant to which Holdings will acquire Multimodal (the “Project Miami Acquisition”). The Project Miami Acquisition will be structured as a merger of Sub I with and into Multimodal, with Multimodal continuing as the surviving entity and as a wholly owned subsidiary of Holdings, to be immediately followed by the merger of Multimodal with and into Sub II, with Sub II continuing as the surviving entity and as a direct and wholly owned subsidiary of Holdings. Consummation of the Project Miami Acquisition is subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions. Holdings expects that the Project Miami Acquisition, the terms of which are generally outlined in our presentation to you entitled “Project Miami Discussion Materials, June 2011”, will close during the third quarter of 2011.

Consideration for the Project Miami Acquisition will total $130,000,000 and will be paid as follows:

•	Approximately $45,000,000 cash;

•	Approximately $55,000,000 Holdings common stock; and

•	Approximately $30,000,000 deferred cash payment to be paid in installments in the three years following the closing date.[1]

[1]	The allocation of consideration between stock and cash is subject to minor adjustments to account for option holders.